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                                                                   EXHIBIT 23-B


January 5, 1994




The Securities and Exchange Commission




RE:      Consent Of Independent Petroleum Engineers


As independent petroleum and natural gas consultants, we hereby consent to the use of our name, reference to our Reports which have been performed at various times, and reference to our firm as "experts" in the 1993 Annual Report of the Columbia Gas System, Inc. to the Securities and Exchange Commission on Form 10-K, the 1993 Annual Report to Stockholders and any Registration Statement of the Columbia Gas System, Inc., relating to the issue of securities to the public during 1994.

We have no interest of a substantial or material nature in the Columbia Gas System, Inc., or any affiliate, nor are we to receive any such interest as payment for the preparation of the Reports. We have not been employed for such preparation on a contingency fee basis and we are not connected with the Columbia Gas System, Inc., or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.

Sincerely,

McDaniel & Associates Consultants Ltd.





       /s/W.C. Seth
- -----------------------------
C. Seth, P. Eng.
President & Managing Director


Dated:  January 5, 1994
Calgary, Alberta